Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER AND NINE MONTHS ENDED

September 30, 2005

ATLANTIC CITY, November 11, 2005 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today, reported its operating results for the third quarter ended September 30, 2005.

Third Quarter 2005 Results

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the third quarter were $12.5 million as compared to $13.4 million in the year earlier quarter. The decrease in EBITDA was largely due to a $1.6 million decrease in net revenues. Net loss for the quarter was $0.2 million compared to net income of $1.3 million in the third quarter of 2004.

Gaming revenues for the quarter were $75.8 million, compared to $75.4 million for the comparable 2004 quarter. Net revenues for the quarter were $69.5 million, compared to $71.0 million in the prior year, a decrease of 2.1% as a result of increased promotional spending during the quarter and an unusually low table games hold percentage.

Room revenue for the third quarter increased $0.5 million over 2004, as a result of a 10% increase in occupied rooms, over the same period last year.

First Nine Months of 2005 Results

EBITDA for the first nine months of 2005 was $31.5 million as compared to $27.7 million for 2004. The increase in EBITDA for 2005 is a result of $8.2 million increase in net revenues and also the reimbursement of certain employee costs in the amount of $2.2 million by an affiliate of Resorts’ parent company for the time spent during the first six months of 2005 by these employees on the acquisition of properties from Harrah’s Entertainment, Inc. and Caesars Entertainment, Inc. Net loss for the nine months ended September 30, 2005 was $2.2 million compared to a net loss of $0.8 million in 2004.

Gaming revenues for the nine months ended September 30, 2005 were $204.3 million compared to $193.1 million in 2004. Net revenues for the nine months ended September 30, 2005 were $188.5 million compared to $180.3 million in 2004, an increase of 4.5%. Gaming volumes for the nine months ended September 30, 2005 were up 12.1% and 4.0% for table drop and slot handle, respectively.

Gross room revenue for the nine months ended September 30, 2005 increased $4.0 million over 2004, as a result of more than 43,500 additional occupied room nights due to the addition of the Rendezvous tower in June 2004.

Capital Expenditures

During the third quarter 2005, the Company invested $2.5 million of capital related to various construction projects. For the nine months ended September 30, 2005, the Company invested $14.4 million of capital, including $3.7 million for maintenance capital expenditures and $10.7 million for various construction projects.

Non-GAAP Financial Measures

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used in the gaming industry as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

EBITDA is presented as a supplemental disclosure because it is used by the company in reviewing and analyzing its performance. EBITDA is used widely within the gaming industry as an indicator of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Resorts’ calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

Investor Conference Call

Management will conduct a conference call for holders of Resorts 11 1/2% First Mortgage Notes and investment analysts on Friday, November 11, 2005 at 3:00 PM EDT. Interested participants should call toll free 1-800-406-5356 ID: “Resorts Atlantic City 3rd Quarter Conference Call”. The digital rebroadcast can be accessed by calling 1-888-203-1112 or 1-719-457-0820. International participants may call 1-913-981-5572 pass-code 7515640. A replay of the call will also be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Resorts may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Resorts, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Resort’s operations. Access to available and feasible financing, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Resorts disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net revenues	$69,475	$71,048	$188,517	$180,279
Operating expenses	(56,987)	(57,623)	(157,059)	(152,609)
Pre-opening expenses	—	(560)	—	(12,565)
Depreciation and amortization	(6,270)	(4,965)	(15,759)	(2,722)

Income from operations	6,218	7,900	15,699	12,383

Interest income	178	119	453	400
Interest expense, net of capitalized interest	(5,992)	(5,859)	(17,993)	(13,283)
Other income	—	441	28	1,201

Income (loss) before income taxes	404	2,601	(1,813)	701
Provision for income taxes	(621)	(1,321)	(414)	(1,489)

Net income (loss)	$(217)	$1,280	$(2,227)	$(788)

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

Reconciliation of EBITDA to Net income (loss)

	Three months ended September,		Nine months ended September,
	2005	2004	2005	2004
Net revenues	$69,475	$71,048	$188,517	$180,279
Operating expenses	(56,987)	(57,623)	(157,059)	(152,609)

EBITDA (a)	12,488	13,425	31,458	27,670
Pre-opening expenses	—	(560)	—	(2,722)
Depreciation and amortization	(6,270)	(4,965)	(15,759)	(12,565)

Income from operations	6,218	7,900	15,699	12,383
Interest income	178	119	453	400
Interest expense	(5,992)	(5,859)	(17,993)	(13,283)
Other income	—	441	28	1,201
Provision for income taxes	(621)	(1,321)	(414)	(1,489)

Net income (loss)	$(217)	$1,280	$(2,227)	$(788)

(a)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included, as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$24,571	$31,512
Other current assets	17,332	15,726

Total current assets	41,903	47,238

Property and equipment, net	256,857	256,243

Other assets (including $102 and $500 of restricted cash and cash equivalents in 2005 and 2004, respectively)	16,723	18,215

Total assets	$315,483	$321,696

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities	$32,998	$38,970
Long-term debt, less current portion	196,509	193,951

Other long-term liabilities	6,010	6,582

Total liabilities	235,517	239,503

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained earnings	2,293	4,520

Total shareholder’s equity	79,966	82,193

Total liabilities and shareholder’s equity	$315,483	$321,696